INTERFACE, INC.
RESTRICTED SHARE UNIT AGREEMENT
This Restricted Share Unit Agreement (this “Agreement”) is entered into as of the ____ day of ________, 202_, by and between Interface, Inc. (the “Company”) and _______________________ (“Grantee”).
W I T N E S S E T H:
WHEREAS, the Company has adopted the Interface, Inc. 2020 Omnibus Stock Incentive Plan (the “Plan”) which is administered by a committee appointed by the Company’s Board of Directors (the “Committee”); and
WHEREAS, the Committee has granted to Grantee an award of Restricted Share Units under the terms of the Plan (the “Award”) to encourage Grantee’s continued loyalty and diligence; and
WHEREAS, to comply with the terms of the Plan and to further the interests of the Company and Grantee, the parties hereto have set forth the terms of the Award in writing in this Agreement.
NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Plan Provisions.
In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Plan, which are hereby incorporated herein by reference. Any terms used herein with an initial capital letter shall have the same meaning as provided in the Plan, unless otherwise specified herein. In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall control.
2.    Award.
(a)    Effective on ________ __, 202_ (the “Grant Date”), and subject to the restrictions and other conditions set forth herein, the Committee granted to Grantee an Award of ____________________ restricted share units representing shares of common stock, $.10 par value per share, of the Company (“Shares”). Such restricted share units granted are hereinafter sometimes referred to as the “Restricted Share Units.” The Fair Market Value of each Restricted Share Unit awarded on the Grant Date was $_____. The Restricted Share Units are granted pursuant to Section 8 of the Plan, which authorizes the grant of Shares to be issued on a deferred basis in consideration of future services.
(b)    If cash dividends are paid with respect to Shares, Grantee shall be credited with a “dividend equivalent” representing the right to receive a cash payment equal to the amount of such dividend with respect of each Restricted Share Unit remaining subject to the Award. If dividends are paid in the form of Shares rather than cash, then the number of Restricted Share Units subject to the Award shall be increased by the number of Shares that would have been received as a dividend had such Restricted Share Unit been outstanding Shares. Dividend equivalents and additional Restricted Share Units credited under this Section with respect to dividends paid in a calendar year shall vest or be forfeited on the same terms, and shall be payable as soon as reasonably practicable after Shares are distributed to Grantee in respect of the related Restricted Share Units.
3.    Vesting Restrictions.
(a)    General. All or a portion (as applicable) of the Restricted Share Units will vest and no longer be subject to forfeiture if one of several criteria is satisfied. As described below, these criteria are based on Grantee’s tenure of employment, the termination of Grantee’s employment after occurrence of a Change in Control (as defined in subsection (c) hereof), and/or certain other events resulting in termination of Grantee’s employment with the Company.
(b)    Tenure of Employment. The Restricted Share Units shall vest over a three-year period with one-third of the Restricted Share Units vesting on each of the first, second, and third anniversaries of the Grant Date, in each case provided that Grantee remains continuously employed by the Company or any of its Subsidiaries from the Grant Date until such anniversary date.
(c)    Termination After a Change in Control. If within 24 months following the occurrence of a Change in Control (as defined below) Grantee’s employment with the Company and its Subsidiaries terminates as a result of (i) involuntary termination at the request of the Company (or the Subsidiary that is Grantee’s employer) for any reason other than Cause (as defined in Section 4 below), or (ii) a voluntary termination by Grantee with Good Reason (as defined below), any Restricted Share Units granted hereunder that have not yet vested or been forfeited will become fully vested on the date of Grantee’s termination of employment. For purposes hereof, “Change in Control” shall mean the earliest to occur of:
(i)    the acquisition by any “person”, entity, or “group” of “beneficial ownership” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, and rules promulgated thereunder) of more than 30 percent of the outstanding capital stock entitled to vote for the election of directors (“Voting Stock”) of (A) the Company, or (B) any corporation which is the surviving or resulting corporation, or the transferee corporation, in a transaction described in clause (ii)(A) or (ii)(B) immediately below;
(ii)    the effective time of (A) a merger, consolidation or other business combination of the Company with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation hold less than 51 percent of the Voting Stock of the surviving or resulting corporation, or (B) a transfer of all or substantially all of the property or assets of the Company other than to an entity of which the Company owns at least 51 percent of the Voting Stock, or (C) a plan of complete liquidation of the Company; and
(iii)    the election to the Board of Directors of the Company, without the recommendation or approval of the incumbent Board of Directors of the Company, of the lesser of (A) four directors, or (B) directors constituting a majority of the number of directors of the Company then in office.
“Good Reason” shall mean, following a Change in Control, (i) a material reduction in Grantee’s authorities, duties or responsibilities, (ii) a material reduction in Grantee’s base compensation or bonus opportunity as in effect immediately prior to the Change in Control, (iii) a material reduction in Grantee’s benefits, other than a reduction affecting substantially all similarly situated employees, (iv) a material reduction in any budget over which the Grantee has authority, or (v) a Company-required relocation of more than 30 miles of the Grantee’s principal place of employment. An event described in clause (i), (ii) or (iii) shall constitute Good Reason only if the Grantee notifies the Company within 20 days of the occurrence of the event and the Company fails to take appropriate action to cure such event within 20 days after receiving such notice.
(d)    Retirement, Disability, Death, or Involuntary Termination without Cause. Upon the date that Grantee’s employment with the Company and its Subsidiaries terminates as a result of (i) Grantee’s Retirement (as such term is defined below), (ii) Grantee’s Disability (as defined below), (iii) Grantee’s death, or (iv) Grantee’s involuntary termination at the request of the Company (or the Subsidiary that is Grantee’s employer) for any reason other than Cause (as defined in Section 4 below), and the provisions of Section 3(c) above do not apply, all or a portion of the Restricted Share Units that have not yet vested or been forfeited will do so on such date, and Grantee thereupon will become vested in such Restricted Share Units; provided, however, that in the event of Grantee’s involuntary termination for any reason other than Cause, in order to vest in such Restricted Share Units Grantee must sign and not revoke a release of claims and acknowledgment in the form required by the Company. The number of Restricted Share Units that shall vest will be equal to the number of Restricted Share Units that would have vested had Grantee continued employment through the next anniversary of the Grant Date following the date of Grantee’s termination of employment. Any Restricted Share Units that do not vest as described herein shall be immediately forfeited, and Grantee (or Grantee’s heirs) shall not have any rights in such Restricted Share Units. For purposes hereof, the term “Retirement” shall mean Grantee’s termination of employment with the Company and its Subsidiaries for any reason, other than termination by the Company for Cause, after (i) Grantee has attained age 58, and (ii) the total of Grantee’s age and completed years of service with the Company and its subsidiaries equals at least 75. Age and years of service will be in whole years calculated as of the separation date, and years of service will be based on Grantee’s “Years of Vesting Service” determined under the Interface, Inc. Savings and Investment Plan. Notwithstanding the foregoing, Grantee will be considered to have terminated due to Retirement only if Grantee (i) has not already been notified by the Company that Grantee’s employment is being involuntarily terminated within the next six (6) months and, (ii) provides at least 90 days of advance written notice to the Company, unless a shorter period of notice is accepted by the Committee. For purposes hereof, the term “Disability” shall mean Grantee’s inability, as a result of physical or mental incapacity, to substantially perform Grantee’s duties for the Company and its Subsidiaries on a full-time basis for a continuous period of six months. The Committee, in its sole discretion, shall make all determinations as to whether or not Grantee has incurred a Disability, and the Committee’s determination shall be final and binding.
4.    Forfeiture Upon Resignation or Termination for Cause.
If Grantee voluntarily resigns from employment with the Company and all of its Subsidiaries prior to Retirement, or if the Company or the Subsidiary that is Grantee’s employer terminates Grantee’s employment for Cause (as defined below), any Restricted Share Units that are not then vested under any provision of Section 3 shall be immediately forfeited, and Grantee shall have no rights in such Restricted Share Units. For purposes hereof, the term “Cause” shall mean the reason for termination of Grantee’s employment is (A) Grantee’s fraud, dishonesty, gross negligence or willful misconduct, with respect to business affairs of the Company or its Subsidiaries, (B) Grantee’s refusal or repeated failure to follow the established lawful policies of the Company or its Subsidiaries applicable to persons occupying the same or similar positions, or (C) Grantee’s conviction of a felony or other crime involving moral turpitude.
5.    Limitations on Post-Termination Activities.
During the term of Grantee’s employment by the Company or any of its direct or indirect subsidiaries (collectively, the “Company Group”), and for a period of 12 months thereafter, Grantee will not (i) provide any “Services” within the geographic territory of the business unit with whom Grantee is employed at the time of termination (whether Americas, EMEA or Asia-Pacific, as applicable, or, for corporate employees, all such geographic regions) to any person or entity (other than the Company Group) developing, manufacturing, marketing, selling, distributing (including, without limitation, through catalogs and similar instruments), installing, maintaining or reclaiming any carpet tile (also known as modular carpeting), broadloom carpet (whether 12-foot, six-foot or other competitive widths), luxury vinyl tile, rubber flooring, or other flooring for contract, commercial, institutional (including, without limitation, government and education), healthcare, transportation, life sciences, retail, hospitality or residential markets and customers, (ii) solicit, initiate contact with, call upon, initiate communication with or attempt to initiate communication with, directly or indirectly, any customer of the Company Group with whom Grantee had material contact within the most recent two years of Grantee’s employment, or any representative of any such customer, with a view to providing Services to such customers, or (iii) solicit or attempt to solicit, directly or indirectly, for employment with another person or entity a Company Group employee with whom Grantee had material contact during the most recent two years of Grantee’s employment. As used herein, “Services” shall mean the services which are the same as or substantially similar to the services Grantee provides to any Company Group entity within the most recent two years of Grantee’s employment, and that Grantee shall be prohibited from providing (whether as an owner, partner, employee, consultant or in any other capacity) in competition with any Company Group entity, in accordance with the terms of this paragraph, which include but are not limited to conducting the business of developing, manufacturing, marketing, selling, distributing, installing, maintaining or reclaiming any carpet tile, broadloom carpet, luxury vinyl tile, rubber flooring, or other flooring. During the term of Grantee’s employment by the Company Group, and for a period of 12 months thereafter, Grantee shall, before accepting employment with another employer, provide such prospective employer with a copy of this Section 5 of this Agreement and, upon accepting any employment with another employer, provide the Company with such employer’s name and a description of the services Grantee will provide to such employer. Upon any termination of Grantee’s employment for any reason whatsoever (whether voluntary on the part of Grantee, for just cause, without just cause, or for other reasons), the obligations of Grantee pursuant to this Section 5 shall survive and remain in effect.
The parties acknowledge and agree that (i) the covenants contained in this Section 5 are reasonable and necessary for the protection of the business and goodwill of the Company Group, (ii) any breach of the covenants in this Section 5 by Grantee will cause the Company Group substantial and irreparable harm, and (iii) Grantee has received good, valuable and adequate consideration in exchange for the covenants contained in this Section 5. Consequently, if the Grantee breaches any of the terms of this Section 5, the Grantee will forfeit the award described in this Agreement and all rights hereunder. The Company Group shall also be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Such equitable relief will be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.
The covenants contained in this Section 5 shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any single covenant or clause shall be found unreasonable, unenforceable or both, it shall be modified as appropriate to protect the Company Group’s interests and the revised covenants and clauses shall be enforced in accordance with the tenor of the Agreement. In the event a court should determine not to enforce a covenant as written due to overbreadth, the parties specifically agree that said covenant shall be enforced to the extent reasonable, whether said revisions are in time, territory or scope of prohibited activities. The parties agree that the covenants contained in this Agreement are severable and divisible; that none of such covenants depends on any other covenant for its enforceability; that such covenants constitute enforceable obligations between the parties; that each such covenant will be construed as an agreement independent of any other covenant of this Agreement; and that the existence of any claim or cause of action by one party to this Agreement against the other party to this Agreement, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any party to this Agreement of any such covenant.
6.    Delivery of Shares.
Within a reasonable time after the vesting of any Restricted Share Units (whether such vesting occurs as a result of Grantee’s employment on the Vesting Date or Grantee’s earlier termination of employment pursuant to Section 3(c) or (d)) and in no event later than two and one-half months after the later of (i) the end of the calendar year in which such Restricted Share Units fully vest and are no longer subject to forfeiture and (ii) the end of the Company’s fiscal year in which such Restricted Share Units fully vest and are no longer subject to forfeiture, the Company shall deliver a number of Shares equal to the number of vested Restricted Share Units; provided, however, that the Committee may elect to make payment in cash equal to the Fair Market Value of the Shares, or in a combination of cash and Shares. Grantee may not sell, assign, transfer or pledge any right or interest in the Restricted Share Units prior to the date on which payment or delivery in respect of such Restricted Share Units has been made.
7.    Acknowledgment of Grantee.
Grantee acknowledges that certain restrictions under state, federal or foreign securities laws may apply with respect to the Shares issued pursuant to the Award. Grantee further acknowledges that, to the extent Grantee is an “affiliate” of the Company (as that term is defined by the Securities Act of 1933), the Shares issued as a result of the Award are subject to certain trading restrictions under applicable securities laws (including, particularly, Rule 144 under the Securities Act). Grantee hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to state, federal and foreign securities laws applicable to the Company and any restrictions on the resale of such Shares which may pertain under such laws. The Company has registered (or intends to register) the securities represented by the Restricted Share Units; however, in the event such registration at any time is ineffective or any special rules apply, such securities may be sold or transferred only in accordance with the Plan and pursuant to additional, effective securities laws registrations or in a transaction that is exempt from such registration requirements. If appropriate under the circumstances, the certificate(s) evidencing the Restricted Share Units shall bear a restrictive legend indicating that such share units have not been registered under applicable securities laws.
8.    Execution of Agreement.
Grantee shall execute this Agreement within 30 days after receipt of same, and promptly return an executed copy to the Secretary of the Company.
9.    Withholding.
Grantee shall pay the Company an amount equal to the sum of all applicable employment taxes that the Company or any Subsidiary is required to withhold at any time in connection with the operation of this Agreement. In the absence of prior arrangements satisfactory to the Company for payment of all such taxes required to be withheld, the Company shall withhold a portion of the Shares issuable with respect to Restricted Share Units under this Agreement in payment of such taxes, except to the extent such withholding of Shares is prohibited by any covenants governing the Company’s debt as in effect from time to time.

10.    Miscellaneous.
(a)    Employment Rights. The granting of the Award and the execution of this Agreement shall not afford Grantee any rights to similar grants in future years or any right to be retained in the employ or service of the Company or any of its Subsidiaries, nor shall it interfere in any way with the right of the Company or any such Subsidiary to terminate Grantee's employment or services at any time, with or without cause, or the right of Grantee to terminate Grantee’s employment or services at any time.
(b)    Shareholder Rights. Prior to the date on which Shares in respect of vested Restricted Share Units are delivered to Grantee in accordance with Section 6, Grantee shall not have any rights of a shareholder of the Company with respect to any of the Shares represented by the Restricted Share Units, including the right to vote the Shares and to receive any cash dividends.
(c)    Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a governmental agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall continue in full force and effect, and shall in no way be affected, impaired or invalidated.
(d)    Controlling Law. This Agreement is being made in the State of Georgia (USA) and shall be construed and enforced in accordance with the laws of that state. Grantee hereby consents to the exclusive jurisdiction of the Superior Court of Fulton County, Georgia, and the U.S. District Court in Atlanta, Georgia, and hereby waives any objection Grantee might otherwise have to jurisdiction and venue in such courts, in the event either court is requested to resolve a dispute between the parties with respect to this Agreement.
(e)    Section 409A. The provisions of this Agreement are intended to be exempt from Section 409A and shall be construed accordingly.
(f)    Construction. This Agreement contains the entire understanding between the parties and supersedes any prior understanding and agreements between them with respect to the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter hereof which are not fully expressed herein.
(g)    Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and Grantee and Grantee’s heirs and personal representatives. Any business entity or person succeeding to all or substantially all of the business of the Company by stock purchase, merger, consolidation, purchase of assets, or otherwise shall be bound by and shall adopt and assume this Agreement, and the Company shall obtain the assumption of this Agreement by such successor.
(h)    Headings. Section and other headings contained in this Agreement are included for reference purposes only and are in no way intended to define or limit the scope, extent or intent of this Agreement or any provision hereof.

IN WITNESS WHEREOF, the individual party hereto has executed this Agreement, and the corporate party has caused this Agreement to be executed by a duly authorized representative, as of the date first set forth above.
INTERFACE, INC.
By:______________________________________
[Name]
[Title]

GRANTEE
__________________________________________

[Name]